Exhibit 99.1

Worthington Reports Third Quarter Fiscal 2015 Results

COLUMBUS, Ohio, March 25 2015– Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $804.8 million and a net loss of $25.7 million, or a loss of $0.39 per diluted share, for its fiscal 2015 third quarter ended February 28, 2015.  These results included a non-cash impairment charge of $81.6 million for the Company’s Engineered Cabs business, related to goodwill and long-lived assets and $2.3 million of severance expense related to the recently announced workforce reductions in Oil & Gas Equipment.  The after-tax impact of these charges reduced earnings by $52.9 million, or $0.78 per diluted share.  In last year’s third quarter, the Company reported net sales of $773.2 million and net earnings of $40.6 million, or $0.57 per diluted share.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share data)

	3Q 2015	2Q 2015	3Q 2014	9M2015	9M2014
Net sales	$804.8	$871.0	$773.2	$2,538.2	$2,235.4
Operating income (loss)	(52.1)	33.2	45.3	33.3	103.4
Equity income	18.8	22.3	21.2	69.0	69.2
Net earnings (loss)	(25.7)	29.5	40.6	47.9	118.1
Earnings (loss) per share	$(0.39)	$0.43	$0.57	$0.69	$1.64

“Despite a challenging quarter, the overall health of the company is good,” said John McConnell, Chairman and CEO.  “We had solid volumes in Steel Processing, but the dramatic fall in steel prices throughout the quarter negatively impacted results. The automotive and heavy truck markets continued to be strong along with most other markets, but we continue to see weakness in the agriculture market.  Pressure Cylinders is right-sizing its Oil & Gas Equipment operations as the softness in that market was starting to be reflected in our customer orders.”  McConnell added, “We are also reorganizing the Engineered Cabs business with the announced closure of the Florence facility and the consolidation of the business.”

Consolidated Quarterly Results

Net sales for the third quarter ended February 28, 2015, were $804.8 million, a 4% increase over the comparable quarter in the prior year, when net sales were $773.2 million. The $31.6 million increase was primarily driven by acquisitions in the Steel Processing and Pressure Cylinders segments.

Gross margin declined $24.0 million from the prior year quarter to $98.5 million.  The positive impact from the recent acquisitions was more than offset by higher inventory holding losses fueled by rapidly falling steel prices in Steel Processing and lower volumes in Consumer and Industrial Products in Pressure Cylinders.

On Tuesday, the Company announced its decision to close its Engineered Cabs facility in Florence, S.C., which resulted in the $81.6 million impairment of goodwill and long-lived assets in the current quarter.  As a result, operating income decreased $97.3 million from the prior year.

Excluding the impairment charge, operating income was down $15.7 million, driven largely by inventory holding losses, lower Pressure Cylinders volumes and increased manufacturing expenses.  SG&A expenses were down $8.9 million from the prior year quarter as lower earnings resulted in lower profit sharing and bonus expenses.

Interest expense of $8.4 million in the current quarter was $2.2 million higher than the $6.2 million reported in the comparable period of the prior year.  The increase was due to the impact of higher average debt levels resulting from the issuance of $250.0 million of 4.55% unsecured senior notes in April 2014.   However, interest in the current quarter was down $1.3 million from the second quarter of the current year as $100.0 million of 2004 notes matured and were repaid in December 2014.

Equity in net income from unconsolidated joint ventures of $18.8 million was $2.4 million lower than the $21.2 million from the prior year quarter on combined net sales of $356.6 million versus $340.6 million in the prior year quarter.  The overall decrease in earnings was led by a $3.3 million decrease at Serviacero, which was negatively impacted by the falling price of steel, and a $0.8 million decrease from ClarkDietrich on lower volumes.  The equity income from ArtiFlex was $2.3 million higher than the prior year quarter.

Income tax showed a benefit of $18.2 million as a result of the impairment charge.  Excluding the charge, income tax expense would have been $10.9 million in the current quarter compared to $16.6 million in the comparable quarter of the prior year.  The lower earnings in the current quarter more than offset the impact of a higher effective tax rate.  Tax expense in the current quarter reflects an estimated annual effective rate of 30.9% compared to 27.3% for the prior year quarter.

Balance Sheet

At quarter end, total debt was $699.9 million, up $14.2 million from November 30, 2014, as a result of borrowings against a long-term credit facility entered into by the consolidated joint venture in Turkey. The Company had $42.5 million of cash at quarter end.

Quarterly Segment Results

Steel Processing’s net sales of $500.7 million were up 5%, or $22.7 million, due to the recent acquisition of Rome Strip Steel and increased volume.  Operating income of $16.4 million was $11.9 million lower than the prior year quarter due to inventory holding losses in the current quarter caused by the rapidly falling price of steel combined with higher manufacturing expenses.  This was partially offset by lower SG&A expenses resulting from a decrease in profit sharing and bonus accruals.

Pressure Cylinders’ net sales of $248.1 million were up 6%, or $14.8 million, from the comparable prior year quarter driven by recent acquisitions.  Operating income of $18.6 million was $2.7 million lower than the prior year quarter as contributions from recent acquisitions were more than offset by the $2.3 million severance accrual in Oil & Gas Equipment and decreases in Industrial and Consumer Products.

Engineered Cabs’ net sales of $45.4 million were $6.1 million below the prior year quarter due to lower tooling revenue from startup programs and the January 2015 sale of the assets of Advanced Component Technologies, Inc.  Excluding the impact of the impairment charge described above, operating loss in the current quarter increased $3.4 million due to lower average pricing and high operating costs at the Florence facility.

The “Other” category includes Construction Services and Energy Innovations operating segments, as well as non-allocated corporate expenses.  Operations in the “Other” category reported net sales of $10.6 million, slightly higher than the $10.5 million reported in the prior year quarter.  Increased revenue in the Energy Innovations business was mostly offset by lower revenue in Construction Services.  The “Other” category reported losses of $1.3 million, which were $1.9 million lower than the prior year quarter.  The improvement resulted from lower losses within Construction Services.

Recent Business Developments

•
On January 16, 2015, the Company acquired Rome Strip Steel Company, Inc.  Located in Rome, N.Y., Rome manufactures cold rolled steel to extremely tight tolerances.  It will be integrated into the Steel Processing business segment of Worthington and adds a third, high value-add, cold rolling and annealing production facility to the Company.

•	On January 30, 2015, the Company sold the assets of Advanced Component Technologies, Inc. (ACT) located in Northwood, Iowa. ACT was a facility within the Engineered Cabs segment.

•	During the quarter, the Company repurchased a total of 1.9 million common shares for $56.6 million at an average price of $28.46.

•	On March 12, 2015, WAVE, Worthington’s joint venture with Armstrong World Industries, Inc., acquired the Axiom® and Serpentina® ceiling system manufacturing capabilities from Fry Reglet Corporation.

•
On March 24, 2015, the Company announced its decision to close the Engineered Cabs Florence, S.C. location resulting in an impairment charge of $81.6 million and also announced a workforce reduction in several Oil and Gas Equipment locations due to slowing demand.

•	At its Board meeting on March 25, 2015, the directors of Worthington Industries declared a quarterly dividend of $0.18 per share payable on June 29, 2015 to shareholders of record on June 15, 2015.

Outlook

“We remain focused on our goal to grow our earnings and improve our operations,” said John McConnell, Chairman and CEO.  “The Company has grown rapidly in recent years, both organically and through acquisitions, and that growth has helped increase our earnings.  However, we will continue to take action when fundamental market conditions change or when a credible plan is not attainable to meet our targets for a particular business.  We do anticipate lower steel pricing will continue to be a headwind in the upcoming quarter, but we expect automotive and heavy truck volumes to remain strong.”

Conference Call

Worthington will review third quarter results during its quarterly conference call on March 26, 2015, at 10:30 a.m. ET.  Details regarding the conference call can be found on the Company website at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2014 fiscal year sales of $3.1 billion.  Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for industrial gas and cryogenic applications, CNG and LNG storage, transportation and alternative fuel tanks, oil and gas equipment, and brand consumer products for camping, grilling, hand torch solutions, scuba diving and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 11,000 people and operates 84 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to outlook, strategy or business plans;  the ability to correct performance issues at operations;  future or expected growth, forward momentum,  performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; projected profitability potential, capacity, and working capital needs; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; anticipated capital expenditures and asset sales; demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from transformation plans, cost reduction efforts and other new initiatives; expectations for increasing volatility or improving and sustaining earnings, earnings potential, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a recurrent slowing economy; the effect of conditions in national and worldwide financial markets; product demand and pricing; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts;   effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, oil and gas, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; changes in product mix, product substitution and market acceptance of the Company’s products; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industry as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of our products in these markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of changes to healthcare laws in the United States which may increase our healthcare and other costs and negatively impact our operations and financial results; and other risks described from time to time in the Company’s filings with the United States  Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended May 31, 2014.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2015	2014	2015	2014
Net sales	$804,785	$773,230	$2,538,211	$2,235,421
Cost of goods sold	706,294	650,743	2,184,990	1,873,738
Gross margin	98,491	122,487	353,221	361,683
Selling, general and administrative expense	66,764	75,680	219,327	225,615
Impairment of goodwill and long-lived assets	81,600	-	97,785	35,375
Restructuring and other expense (income)	2,093	1,398	2,491	(3,781)
Joint venture transactions	84	120	274	1,048
Operating income (loss)	(52,050)	45,289	33,344	103,426
Other income (expense):
Miscellaneous income	213	488	1,756	13,897
Interest expense	(8,381)	(6,196)	(27,573)	(18,694)
Equity in net income of unconsolidated affiliates	18,800	21,186	69,043	69,223
Earnings (loss) before income taxes	(41,418)	60,767	76,570	167,852
Income tax expense (benefit)	(18,173)	16,556	19,540	38,948
Net earnings (loss)	(23,245)	44,211	57,030	128,904
Net earnings attributable to noncontrolling interest	2,465	3,608	9,110	10,767
Net earnings (loss) attributable to controlling interest	$(25,710)	$40,603	$47,920	$118,137

Basic
Average common shares outstanding	66,359	68,895	67,013	69,268
Earnings (loss) per share attributable to controlling interest	$(0.39)	$0.59	$0.72	$1.71

Diluted
Average common shares outstanding	66,359	71,528	69,301	71,910
Earnings (loss) per share attributable to controlling interest	$(0.39)	$0.57	$0.69	$1.64

Common shares outstanding at end of period	65,078	68,302	65,078	68,302

Cash dividends declared per share	$0.18	$0.15	$0.54	$0.45

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 28,	May 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$42,468	$190,079
Receivables, less allowances of $2,838 and $3,043 at February 28, 2015
and May 31, 2014, respectively	495,861	493,127
Inventories:
Raw materials	230,507	213,173
Work in process	135,759	105,872
Finished products	111,831	90,957
Total inventories	478,097	410,002
Income taxes receivable	8,440	5,438
Assets held for sale	24,560	32,235
Deferred income taxes	24,832	24,272
Prepaid expenses and other current assets	51,672	43,769
Total current assets	1,125,930	1,198,922

Investments in unconsolidated affiliates	195,788	179,113
Goodwill	240,738	251,093
Other intangible assets, net of accumulated amortization of $42,906 and
$35,506 at February 28, 2015 and May 31, 2014, respectively	126,558	145,993
Other assets	20,697	22,399
Property, plant & equipment:
Land	16,148	15,260
Buildings and improvements	214,541	213,848
Machinery and equipment	866,928	848,889
Construction in progress	43,157	32,135
Total property, plant & equipment	1,140,774	1,110,132
Less: accumulated depreciation	629,084	611,271
Property, plant and equipment, net	511,690	498,861
Total assets	$2,221,401	$2,296,381

Liabilities and equity
Current liabilities:
Accounts payable	$386,408	$333,744
Short-term borrowings	123,054	10,362
Accrued compensation, contributions to employee benefit plans
and related taxes	67,273	78,514
Dividends payable	12,850	11,044
Other accrued items	58,627	49,873
Income taxes payable	2,920	4,953
Current maturities of long-term debt	835	101,173
Total current liabilities	651,967	589,663

Other liabilities	55,744	76,426
Distributions in excess of investment in unconsolidated affiliate	63,933	59,287
Long-term debt	575,968	554,790
Deferred income taxes	22,116	71,333
Total liabilities	1,369,728	1,351,499

Shareholders' equity - controlling interests	760,740	850,812
Noncontrolling interests	90,933	94,070
Total equity	851,673	944,882
Total liabilities and equity	$2,221,401	$2,296,381

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2015	2014	2015	2014
Operating activities
Net earnings (loss)	$(23,245)	$44,211	$57,030	$128,904
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	21,762	20,208	63,329	59,763
Impairment of goodwill and long-lived assets	81,600	-	97,785	35,375
Provision for deferred income taxes	(35,334)	1,278	(41,361)	(20,256)
Bad debt income	(46)	(134)	(106)	(430)
Equity in net income of unconsolidated affiliates, net of distributions	(571)	1,048	(8,374)	(8,373)
Net loss (gain) on sale of assets	3,047	990	3,481	(10,860)
Stock-based compensation	4,058	4,705	12,911	13,207
Excess tax benefits - stock-based compensation	(663)	(1,462)	(6,416)	(7,294)
Gain on previously held equity interest in TWB	-	-	-	(11,000)
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	5,078	(30,228)	10,914	(14,999)
Inventories	(8,795)	(38,260)	(43,925)	(59,583)
Prepaid expenses and other current assets	(3,078)	2,429	(11,182)	4,136
Other assets	2,415	(762)	5,631	(187)
Accounts payable and accrued expenses	40,260	91,485	10,055	108,185
Other liabilities	(3,612)	1,316	(10,108)	4,019
Net cash provided by operating activities	82,876	96,824	139,664	220,607

Investing activities
Investment in property, plant and equipment	(26,119)	(21,743)	(73,265)	(52,157)
Investment in notes receivable	-	-	(7,300)	-
Acquisitions, net of cash acquired	(54,389)	(35,599)	(105,482)	17,634
Distributions from (investments in) unconsolidated affiliates	(4,559)	-	(8,230)	9,223
Proceeds from sale of assets and insurance	3,521	580	3,813	24,313
Net cash used by investing activities	(81,546)	(56,762)	(190,464)	(987)

Financing activities
Net proceeds from (repayments of) short-term borrowings	112,285	(8,347)	112,644	(78,624)
Proceeds from long-term debt	5,916	-	26,396	-
Principal payments on long-term debt	(101,832)	(286)	(102,645)	(855)
Proceeds from (payments for) issuance of common shares	2,081	(1,241)	1,627	5,246
Excess tax benefits - stock-based compensation	663	1,462	6,416	7,294
Payments to noncontrolling interest	(9,200)	(36,512)	(12,067)	(39,150)
Repurchase of common shares	(52,795)	(40,762)	(94,415)	(91,078)
Dividends paid	(12,517)	(10,545)	(34,767)	(20,952)
Net cash used by financing activities	(55,399)	(96,231)	(96,811)	(218,119)

Increase (decrease) in cash and cash equivalents	(54,069)	(56,169)	(147,611)	1,501
Cash and cash equivalents at beginning of period	96,537	109,055	190,079	51,385
Cash and cash equivalents at end of period	$42,468	$52,886	$42,468	$52,886

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except Pressure Cylinders units)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2015	2014	2015	2014
Volume:
Steel Processing (tons)	831	796	2,635	2,333
Pressure Cylinders (units)	19,569,585	22,623,146	59,029,996	60,356,401

Net sales:
Steel Processing	$500,703	$477,983	$1,605,790	$1,372,558
Pressure Cylinders	248,086	233,290	749,789	664,212
Engineered Cabs	45,390	51,485	146,484	147,814
Other	10,606	10,472	36,148	50,837
Total net sales	$804,785	$773,230	$2,538,211	$2,235,421

Material cost:
Steel Processing	$375,614	$342,254	$1,171,183	$979,826
Pressure Cylinders	117,218	105,600	351,487	302,414
Engineered Cabs	20,839	22,586	66,535	66,215

Selling, general and administrative expense:
Steel Processing	$27,347	$32,457	$89,500	$95,914
Pressure Cylinders	33,112	32,717	104,066	95,984
Engineered Cabs	6,315	7,628	20,225	22,625
Other	(10)	2,878	5,536	11,092
Total selling, general and administrative expense	$66,764	$75,680	$219,327	$225,615

Operating income (loss):
Steel Processing	$16,406	$28,264	$86,152	$85,713
Pressure Cylinders	18,611	21,278	47,797	49,007
Engineered Cabs	(85,780)	(1,088)	(93,534)	(22,284)
Other	(1,287)	(3,165)	(7,071)	(9,010)
Total operating income (loss)	$(52,050)	$45,289	$33,344	$103,426

The following provides detail of Pressure Cylinders net sales and volume by principal class of products.

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2015	2014	2015	2014
Volume (units):
Consumer Products	11,826,910	14,093,639	35,413,635	35,899,207
Industrial Products	7,634,572	8,427,042	23,290,540	24,128,760
Alternative Fuels	105,460	100,303	316,849	322,740
Oil and Gas Equipment	2,548	2,149	8,529	5,681
Cryogenics	95	13	443	13
Total Pressure Cylinders	19,569,585	22,623,146	59,029,996	60,356,401

Net sales:
Consumer Products	$54,141	$60,034	$161,555	$159,467
Industrial Products	106,621	111,950	320,674	324,966
Alternative Fuels	23,659	22,260	68,260	69,701
Oil and Gas Equipment	60,229	37,698	184,451	108,730
Cryogenics	3,436	1,348	14,849	1,348
Total Pressure Cylinders	$248,086	$233,290	$749,789	$664,212

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

The following provides detail of impairment of goodwill and long-lived assets, restructuring and other expense (income), and joint venture transactions included in operating income (loss) by segment presented above.

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2015	2014	2015	2014
Impairment of goodwill and long-lived assets:
Steel Processing	$-	$-	$3,050	$4,641
Pressure Cylinders	-	-	9,567	11,634
Engineered Cabs	81,600	-	83,989	19,100
	-	-	1,179	-
Total impairment of goodwill and long-lived assets	$81,600	$-	$97,785	$35,375

Restructuring and other expense (income):
Steel Processing	$(28)	$1,380	$(58)	$(3,382)
Pressure Cylinders	2,498	412	2,926	(1,035)
Engineered Cabs	(313)	-	(313)	-
	(64)	(394)	(64)	636
Total restructuring and other expense (income)	$2,093	$1,398	$2,491	$(3,781)

Joint venture transactions:
Steel Processing	$-	$-	$-	$-
Pressure Cylinders	-	-	-	-
Engineered Cabs	-	-	-	-
	84	120	274	1,048
Total joint venture transactions	$84	$120	$274	$1,048

CONTACTS:

Cathy M. Lyttle
VP, Corporate Communications and Investor Relations
Phone: (614) 438-3077
E-mail: Cathy.Lyttle@WorthingtonIndustries.com

Sonya L. Higginbotham
Director, Corporate Communications
Phone: (614) 438-7391
E-mail: Sonya.Higginbotham@WorthingtonIndustries.com